EXHIBIT 99.1

EagleBank Launches Investment Advisory Services Through Strategic Alliance With Morgan Stanley Smith Barney

BETHESDA, Md., Jan. 20, 2011 (GLOBE NEWSWIRE) -- EagleBank announced today that it has entered into a Referral Agreement with Morgan Stanley Smith Barney to offer customers investment advisory services. Under the program, EagleBank will refer bank customers and others to Morgan Stanley, which will provide a variety of investment advisory services to referred clients. EagleBank will be working with the Washington, DC area office of Graystone Consulting, which is a business of Morgan Stanley Smith Barney. This relationship will enhance the scope of financial services the Bank can provide to its customers.

Graystone Consulting offers institutional clients and private families the combination of a focused investment consulting boutique along with the resources and capital markets expertise of one of the world's preeminent investment organizations. Graystone Consulting's Washington team has been named by both Barron's and Research magazine as the top ranked advisory team in Washington, DC.

"We're very excited about this new relationship with Morgan Stanley's Graystone Consulting unit. While searching for a top-notch partner that would provide access to trusted financial advisors, able to meet our customers' investment needs and goals, we also wanted professionals who would give them the same superior service they receive at EagleBank. With Graystone's proven track record, our customers will find unrivaled wealth management expertise and the best selection of investment products and services," stated Ronald D. Paul, Chairman and Chief Executive Officer of EagleBank. "This is an important step forward in our efforts to expand on the banking value we offer our customers for financial growth in their personal and business lives," concluded Paul.

ABOUT EAGLE BANCORP, INC. AND EAGLEBANK

Eagle Bancorp, Inc. is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service banking services through twelve offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

The EagleBank logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6102

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

 www.eaglebankcorp.com

CONTACT: EagleBank
         Ronald D. Paul
         301.986.1800